MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS AGREEMENT is made as of April 1, 2008 (the “Effective Date”), by SUNSTONE CORPORATION, an Oklahoma corporation (“Seller”), and OSAGE EXPLORATION AND DEVELOPMENT, INC., a Delaware corporation (“Purchaser”).

A. Seller owns a 100% membership interest (the “Interest”) in Cimarrona Limited Liability Company, an Oklahoma limited liability company (the “Company”), which owns a 9.4% cost-bearing interest in certain oil and gas contracts in Colombia (the “Oil and Gas Asset”).

B. The Purchase Price (as defined below) has been negotiated and set based on the limited representations and warranties of the parties, and the Purchaser recognizes that Seller is not representing or warranting as to the assets or liabilities of the Company except as expressly set forth in Section 3.1. Purchaser has conducted the diligence Purchaser believes is reasonable and has determined in its business judgment that the Purchase Price is fair and reasonable based on the limited representations and warranties in this Agreement.

C. Subject to the terms and conditions set forth in this Agreement, the Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, the Interest.

The parties agree as follows:

ARTICLE I
Purchase and Sale

1.1 Purchase and Sale. Seller agrees to sell and Purchaser agrees to buy the Interest, including all of Seller’s rights under the Limited Liability Agreement of the Company dated December 8, 1993, as amended (the “Company’s Operating Agreement”).

1.2 Purchase Price. The purchase price for the Interest shall be the following (the “Purchase Price”):

(a) 2,750,000 shares of Purchaser’s common stock, par value $0.0001 per share (“Purchaser’s Common Stock”), which shall be delivered to Seller at the Closing (as defined in Section 2.1); and

(b) A warrant granting Seller or its designee or assignee the right to purchase, from time to time, up to 1,125,000 shares of Purchaser’s Common Stock, in substantially the form attached as Exhibit A (the “Warrant”); provided, (i) the Warrant shall be exercisable for a period of at least three years and shall be on the same terms and conditions as any warrants granted to investors in the Equity Offering; (ii) if the Equity Offering does not include an issuance of warrants, the Warrant shall be for a period of five years at an exercise price equal to the valuation of Purchaser’s Common Stock issued in the Equity Offering; (iii) the exercise price under the Warrant shall be $1.25 per share of Purchaser’s Common Stock; and (iv) the Warrant will contain customary anti-dilution provisions. Further, at Seller’s election, the Warrant may be exchanged for a replacement warrant in the form of the warrants issued in the Equity Offering, if any.

ARTICLE II
Closing

2.1 Closing. The transactions contemplated by this Agreement shall close at 2:00 p.m. on April 8, 2008 or on such other business day after all conditions precedent to the parties’ obligations under this Agreement, as set forth in Article V, have been satisfied or waived by the party to whom the condition precedent is intended to protect at the offices of McAfee & Taft A Professional Corporation, Tenth Floor, Two Leadership Square, 211 N. Robinson, Oklahoma City, Oklahoma 73102, or at such other time, date, and place as is mutually agreeable to Purchaser and Seller (the “Closing”); provided that the sale contemplated by this Agreement shall be effective as of the Effective Date.

2.2 Closing Deliveries.

(a) At the Closing, Seller shall deliver the following to Purchaser:

i. An assignment of the Interest in substantially the form attached as Exhibit B to this Agreement, duly executed by Seller; and

ii. $100,000 in immediately available funds.

(b) At the Closing, Purchaser shall deliver the following to Seller:

i. A certificate evidencing Purchaser’s issuance to Seller of 2,750,000 shares of Purchaser’s Common Stock; and

ii. The Warrant, duly executed by Purchaser.

ARTICLE III
Representations and Warranties

3.1 Representations and Warranties of Seller. To induce Purchaser to enter into this Agreement and purchase the Interest, Seller represents and warrants to Purchaser as follows:

(a) Seller has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Seller and (assuming the valid authorization, execution, and delivery of this Agreement by the Purchaser) constitutes the valid and binding obligation of Seller enforceable against it in accordance with its terms, except that such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium, or other similar laws affecting or relating to the enforcement of creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or equity). Seller has duly authorized the execution, delivery and performance of this Agreement and all other agreements contemplated hereby. Neither the execution and delivery of this Agreement, nor the transactions contemplated hereby, will result in a violation of, or a conflict with, the Articles of Incorporation, Articles of Organization, Bylaws, Operating Agreement or other charter documents of Seller.

(b) Seller is the sole owner of legal and beneficial title to the Interest and owns the Interest free and clear of all security interests, claims, encumbrances, trusts, pledges, and other encumbrances (collectively, “Encumbrances”), except for any Encumbrances imposed by the Company’s Operating Agreement or applicable law.

(c) Except for any fees due to Larry Ray in connection with the transactions contemplated by this Agreement, which Purchaser has agreed to pay, neither Purchaser nor the Company will be liable to any broker, investment banker, financial advisor or other person entitled to any broker’s, finder’s, financial advisor’s, or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

(d) Seller is acquiring the shares of Purchaser’s Common Stock and the Warrant for its own account, for investment, and not with a view to a distribution thereof.

(e) Seller is an “Accredited Investor” within the meaning of Rule 501 of Regulation D under the Securities Act of 1933.

(f) Seller understands that the shares of Purchaser’s Common Stock to be issued in connection with this Agreement or pursuant to the Warrant are restricted stock and may not be sold, transferred or otherwise disposed of by Seller without registration under the Securities Act and any state securities laws, or an exemption therefrom, and that in the absence of an effective registration statement covering such shares or an available exemption from registration, the shares may be required to be held indefinitely, except to the extent such shares may be sold in compliance with the provisions of Rule 144 promulgated under the Securities Act.

(g) To Seller’s knowledge, (i) Schedule 1 lists all contracts included in the Oil and Gas Asset, and (ii) other than the contracts listed on Schedule 1 and assets to be distributed to Seller pursuant to Section 4.1, the Company has no material assets. To Seller’s knowledge, no consent, permit, approval or authorization of any governmental or regulatory authority or any other person is required to be obtained by the Seller by virtue of the execution, delivery and performance of this Agreement.

(h) To Seller’s knowledge, there are no pending or threatened actions, claims, investigations, lawsuits, proceedings, or arbitrations against the Company, except for the assessments and proceedings relating to the assessment against the Company of additional tax of 793,835,000 Colombian pesos for the taxable period of 2001, and 884,000,000 Colombian pesos for the taxable period of 2003, plus sanctions and interest related to such assessments (the “Colombian Tax Claims”). The Colombian Tax Claim relating to the taxable period 2001 is currently on appeal to the Council of State and the Colombian Tax Claim for the taxable period 2003 is currently before the judge of the administrative court.

(i) To Seller’s knowledge, the financial statements attached as Exhibit C do not materially misstate the financial position of the Company as of the date of such financial statements, except for $634,000 in tax credits included in other assets and $1,978,000 included as a deferred income tax asset, provided Purchaser acknowledges that such financial statements are not prepared in accordance with generally accepted accounting principals, do not contain footnote disclosers, were prepared primarily for internal management purposes and not on an accrual basis, and do not contain any liabilities related to the Colombian Tax Claims.

(j) To Seller’s knowledge, the representations and warranties of Seller in this Agreement do not contain any untrue statement of a material fact and do not omit to state a material fact necessary, in light of the circumstances, to make the representations and warranties not misleading.

3.2 Representations and Warranties of Purchaser. To induce Seller to enter into this Agreement and sell the Interest and acquire shares of Purchaser’s Common Stock and the Warrant, Purchaser represents and warrants to Seller as follows:

(a) Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and (assuming the valid authorization, execution, and delivery of this Agreement by Seller) constitutes the valid and binding obligation of Purchaser enforceable against it in accordance with its terms, except that such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium, or other similar laws affecting or relating to the enforcement of creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or equity). Purchaser has duly authorized the execution, delivery, and performance of this Agreement and all other agreements contemplated hereby.

(b) As of March 31, 2008, the authorized capital stock of Purchaser consists solely of 190,000,000 shares of Purchaser’s Common Stock and 10,000,000 shares of preferred stock, par value $0.0001 per share, of which 35,959,775 shares of Purchaser’s Common Stock are issued and outstanding 3,756,917 shares are reserved for issuance under options or warrants. No shares of Purchaser’s preferred stock are issued and outstanding and no shares of Purchaser’s Common Stock or Purchaser’s preferred stock are held in treasury. Upon the issuance to Seller of the shares of Purchaser’s Common Stock to be issued hereunder or pursuant to the Warrant, Seller will be the beneficial owner of such shares, free and clear of all Encumbrances.

(c) When issued to Seller, all shares of Purchaser’s Common Stock to be issued hereunder or pursuant to the Warrant will be duly authorized, validly issued, fully paid, nonassessable, not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right, and will have been issued in compliance with all applicable laws. The issuance of such shares has been approved by Purchaser’s board of directors, and no other corporate approval is necessary for such issuance. The issuance of such shares to Seller will not result in Purchaser being obligated to issue (i) any additional shares of Purchaser’s Common Stock or (ii) any other securities that would dilute Seller’s interest in Purchaser.

(d) Purchaser has filed all proxy statements, reports and other documents required to be filed by it under the Securities Exchange Act 1934, as amended (collectively, the “SEC Reports”). Each SEC Report was, at the time of its filing, in substantial compliance with the requirements of its respective form. None of the SEC Reports, nor the financial statements (and the notes thereto) included in the SEC Reports, contained or contain any untrue statement of a material fact or omitted or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e) Purchaser is acquiring the Interest for its own account, for investment, and not with a view to a distribution thereof.

(f) Purchaser is an “Accredited Investor” within the meaning of Rule 501 of Regulation D under the Securities Act.

(g) Purchaser understands that the Interest may not be sold, transferred, or otherwise disposed of by Purchaser without registration under the Securities Act and any state securities laws, or an exemption therefrom, and that in the absence of an effective registration statement covering the Interest or an available exemption from registration, the Interest may be required to be held indefinitely.

(h) Purchaser has agreed to pay the fee due to Larry Ray in connection with the transactions contemplated by this Agreement. Seller will not be liable to any broker, investment banker, financial advisor or other person entitled to any broker’s, finder’s, financial advisor’s, or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

(i) In making its decision to purchase the Interest, Purchaser has relied upon independent investigations made by Purchaser. Purchaser has been given the opportunity to examine relevant documents and to ask questions of, and to receive answers from, the Company and any persons acting on the Company’s behalf concerning the terms and conditions of this Agreement, the Oil and Gas Asset, the Company’s financial statements, liabilities and the Colombian Tax Claims, any other matter relating to the business and affairs of the Company, and an investment in the Interest and to obtain any additional information necessary to verify the accuracy of the information provided. In making its decision to purchase the Interest, the Purchaser is not relying upon any information other than the results of its own independent review of information provided to Purchaser by the Company. Except as expressly provided in Section 3.1 of this Agreement, Purchaser acknowledges that the condition of the Company and the purchase of the Interest are “AS IS, WHERE IS.”

(j) To Purchaser’s knowledge, the representations and warranties of Purchaser in this Agreement do not contain any untrue statement of a material fact and do not omit to state a material fact necessary, in light of the circumstances, to make the representations and warranties not misleading.

ARTICLE IV
Covenants

4.1 Distribution of Assets; Peace Bonds; Effective Date.

(a) Immediately prior to the Closing, Seller will cause the Company to distribute to Seller all assets of the Company, excluding only the Oil and Gas Asset, the Peace Bonds pursuant to Section 4.1(b), and cash and cash equivalents pursuant to Section 4.1(c). The Company shall retain the Oil and Gas Asset and its bank accounts.

(b) The Company is the holder of a Peace Bond maturing May 22, 2008 in the amount of 108,598,000 Colombian pesos, and a second Peace Bond maturing October 30, 2008 in the amount of 253,396,000 Colombian pesos (collectively, the “Peace Bonds”). It is the intent of the parties that the Peace Bonds be held until maturity, cashed in by the Company and that the full amount of such Peace Bonds and interest be paid to Seller. Purchaser agrees to cause the Company to promptly submit the Peace Bonds for redemption on their maturity dates and to promptly pay to Seller the full amount of the proceeds of such Peace Bonds in equivalent U.S. dollars.

(c) The parties intend for the Seller to receive all cash and cash equivalents held by the Company at the Effective Date, less the payment by the Company of any accounts payable incurred in the ordinary course of business until the Effective Date (including obligations to accountants and attorneys). To effect such intent, the parties agree that the Company will retain all cash in any bank accounts owned by the Company at the Effective Date for a period of 60 days, at which time Purchaser shall cause the Company to remit to Seller all cash and cash equivalents (other than the Peace Bonds) held by the Company at the Effective Date, less any payments made with respect to any accounts payable incurred in the ordinary course of business until the Effective Date (including obligations to accountants and attorneys), and proper documentation of the amount of cash existing in the Company’s bank accounts at the Effective Date and invoices or other evidence of the payments made by the Company.

(d) For purposes of clarification, the parties intend that (i) Seller receive any income received by the Company relating to the production of oil and gas before the Effective Date and all assets held by the Company immediately before the Effective Date (other than the Oil and Gas Asset) after payment by the Company of all existing accounts payable and joint interest billings from Pacific Stratus Energy relating to the operation of the Oil and Gas Asset prior to the Effective Date (to the extent any such billings relate to periods after the Effective Date, such amounts will be pro-rated), and (ii) the Company retain the Oil and Gas Asset and any income and expense associated with any production and operations on or after the Effective Date. Except for the payment of the foregoing joint interest billings and any accounts payable incurred in the ordinary course of business until the Effective Date (including obligations to accountants and attorneys), which shall be paid from cash of the Company held in the Company’s bank accounts pursuant to Section 4.1(c), Seller is not responsible for any other liabilities associated with the operations of the Oil and Gas Assets or otherwise of the Company prior to the Effective Date.

4.2 Equity Offering. Purchaser shall use commercially reasonable efforts to complete a private offering of Purchaser’s Common Stock to accredited investors (the “Equity Offering”). The term “Equity Offering” shall not include: (i) any issuance of securities by Purchaser to its affiliates; (ii) any issuance that raises less than $5,000,000; or (iii) any offering that is not completed by August 5, 2008. Purchaser has engaged Energy Capital Solutions, LP to assist Purchaser in such offering. Purchaser shall reasonably inform Seller of the progress of any attempted Equity Offering and shall notify Seller in writing within ten business days of the completion of an Equity Offering.

4.3 Registration Rights. Seller shall be entitled to “piggy back” registration rights with respect to its shares of Purchaser’s Common Stock and any shares of Purchaser’s Common Stock into which the Warrant may be converted. Purchaser intends to file a registration statement with the United States Securities and Exchange Commission with respect to the shares to be issued in the Exchange Offering, and Purchaser will include Seller’s shares of Purchaser’s Common Stock and any shares of Purchaser’s Common Stock into which the Warrant in such registration, if any.

4.4 Third Party Consents. Each of the parties will use their respective commercially reasonable efforts (i) to take promptly, or cause to be taken (including actions after the Closing), all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and (ii) as promptly as practicable after the date of this Agreement, to obtain all governmental authorizations from, give all notices to, and make all filings with, all governmental authorities, and to obtain all other consents, waivers, approvals and other authorizations from, and give all other notices to, all other third parties, that are necessary or advisable in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

4.5 Observation of Meetings. So long as Seller or any affiliate of Seller holds shares of Purchaser’s Common Stock constituting 3% of the total outstanding shares of Purchaser’s Common Stock, Purchaser shall provide due notice of each meeting of the board of directors of Purchaser to Seller or such affiliate, as applicable, and shall permit representatives designated by Seller or such affiliate, as applicable, to observe such meetings.

4.6 Preemptive Rights. For a period of two years from the Effective Date, so long as Seller holds at least 1,000,000 shares of Purchaser’s Common Stock, if Purchaser determines to issue shares of Purchaser’s Common Stock or any options, warrants, or other securities convertible into shares of Purchaser’s Common Stock other than the Equity Offering, Seller shall have a preemptive right to purchase, on the same terms and conditions included in such offering, up to Seller’s pro rata share of such securities. Seller’s pro rata share of such securities shall be the ratio of the number of shares of Purchaser’s Common Stock held by Seller (including any shares of Purchaser’s Common Stock that Seller may purchase pursuant to the Warrant) immediately prior to such offering to the total number of shares of Purchaser’s Common stock outstanding immediately prior to such offering, assuming full conversion of all outstanding options, warrants, or other securities convertible into Purchaser’s Common Stock. Seller shall have 10 business days after notice by Purchaser to exercise this preemptive right, or Seller’s waiver of such right may be presumed by Purchaser.

4.7 SEC Filings. So long as Seller or any affiliate of Seller holds shares of Purchaser’s Common Stock constituting 1% of the total outstanding shares of Purchaser’s Common Stock, but in any event until one year following the issuance of any shares of Purchaser’s Common Stock upon exercise of the Warrant, Purchaser will remain subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and will timely file all SEC Reports in substantial compliance with the requirements of its respective form. No SEC Reports, nor the financial statements (and the notes thereto) included in the SEC Reports, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

ARTICLE V
Conditions to Closing

5.1 Conditions to Purchaser’s Obligations. The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by Purchaser in writing, on or prior to the Closing, of each of the following conditions:

(a) Each of the representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects when made and as of the Closing; each of the covenants and agreements of the Seller to be performed on or prior to the Closing shall have been duly performed in all material respects; and Purchaser shall have received from Seller at the Closing a certificate to the foregoing effect, dated as of the Closing and executed by or on behalf of Seller.

(b) All consents, approvals, and waivers from third parties and any governmental entity and other parties necessary to Seller’s consummation of the transactions contemplated hereby shall have been obtained.

(c) No action, suit or proceeding will be pending or threatened before any governmental entity the result of which could prevent or prohibit the consummation of any of the transactions contemplated by this Agreement and no judgment, order, decree, stipulation, injunction or charge having any such effect will exist.

5.2 Conditions to Seller’s Obligations. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by Seller in writing, on or prior to the Closing, of each of the following conditions:

(a) Each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects when made and as of the Closing; each of the covenants and agreements of Purchaser to be performed on or prior to the Closing shall have been duly performed in all material respects; and Seller shall have received from Purchaser at the Closing certificates to the foregoing effect, dated as of the Closing and executed on behalf of Purchaser.

(b) All consents, approvals and waivers from third parties and any governmental entity and other parties necessary to the consummation of the transactions contemplated hereby shall have been obtained.

ARTICLE VI
Termination

6.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Seller and Purchaser;

(b) by either Seller or Purchaser if any governmental entity shall have issued an order, decree, or ruling or taken any other action permanently enjoining, restraining, or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, or ruling, or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 6.1(b) shall not be available to any party who has not used its best efforts to cause such order to be lifted;

(c) by Purchaser, if Seller should have breached in any material respect any of its representations, warranties, covenants, or other agreements contained in this Agreement, which breach or failure to perform cannot be or has not been cured within 30 days after the giving of written notice to the Seller; or

(d) by Seller, if Purchaser shall have breached in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform cannot be or has not been cured within 30 days after the giving of written notice to Purchaser.

6.2 Effect of Termination. In the event of a termination of this Agreement by either Seller or Purchaser as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser or Seller or their respective officers or directors, except with respect to Sections 8.1, 8.9, 8.10, 8.11, and 8.15, which shall survive termination; provided, however, that nothing herein shall relieve any party for liability for any willful or knowing breach hereof.

ARTICLE VII
Indemnification

7.1 Seller’s Indemnity. Seller agrees to defend, indemnify, and hold Purchaser and its affiliates and their respective successors and assigns harmless from, against, and in respect of any and all Losses (as defined below) resulting from any breach of representations, warranties, or covenants made by Seller in this Agreement.

7.2 Purchaser’s Indemnity. Purchaser agrees to defend, indemnify, and hold Seller harmless from, against, and in respect of any Losses resulting from any breach of representations, warranties, or covenants made by Purchaser in this Agreement;

7.3 Indemnification Procedure.

(a) If any party (the “Aggrieved”) desires to make a claim against any other party (the “Indemnitor”) in connection with any Losses for which the Aggrieved may seek indemnification hereunder (a “Claim”), the Aggrieved shall notify the Indemnitor of such Claim and the amount and circumstances surrounding it. Upon receipt of such notice from the Aggrieved, the Indemnitor shall be entitled, at the Indemnitor’s election, to assume or participate in the defense of such Claim. In any case in which the Indemnitor assumes the defense of the Claim, the Indemnitor shall give the Aggrieved ten calendar days notice prior to executing any settlement agreement, and the Aggrieved shall have the right to approve or reject the settlement and related expenses; provided, however, that upon rejection of any settlement and related expenses, the Aggrieved shall assume control of the defense of such Claim and the liability of the Indemnitor with respect to such Claim shall be limited to the amount or the monetary equivalent of the rejected settlement and related expenses.

(b) The Aggrieved shall retain the right to employ its own counsel and to discuss matters with the Indemnitor related to the defense of any Claim, the defense of which has been assumed by the Indemnitor pursuant to Section 7.3(a) of this Agreement, but the Aggrieved shall bear and shall be solely responsible for its own costs and expenses in connection with such participation; provided, however, that all decisions of the Indemnitor shall be final and that the Aggrieved shall cooperate with the Indemnitor in all respects in the defense of the Claim, including refraining from taking any position adverse to the Indemnitor.

(c) With respect to liquidated claims, if within 30 days after receiving notice thereof the Indemnitor has not contested such Claim in writing, the Indemnitor will pay the full amount thereof within ten days after the expiration of such period.

(d) If the Indemnitor fails to give notice of the assumption of the defense of any Claim within a reasonable time period not to exceed 45 days after receipt of notice thereof from the Aggrieved, the Indemnitor shall no longer be entitled to assume (but shall continue to be entitled to participate in) such defense. The Aggrieved may, at its option, continue to defend such Claim and, in such event, the Indemnitor shall indemnify the Aggrieved for all reasonable fees and expenses in connection therewith. The Indemnitor shall be entitled to participate at its own expense and with its own counsel in the defense of any Claim the defense of which it does not assume. Prior to effectuating any settlement of such Claim, the Aggrieved shall furnish the Indemnitor with written notice of any proposed settlement in sufficient time to allow the Indemnitor to act thereon. Within 15 days after the giving of such notice, the Aggrieved shall be permitted to effect such settlement unless the Indemnitor (a) reimburses the Aggrieved in accordance with the terms of this Article VII for all reasonable fees and expenses incurred by the Aggrieved in connection with such Claim; (b) assumes the defense of such Claim; and (c) takes such other actions as the Aggrieved may reasonably request as assurance of the Indemnitor’s ability to fulfill its obligations under this Article VIII in connection with such Claim.

(e) For purposes of this Agreement, “Losses” shall mean all actual liabilities, losses, costs, damages, penalties, assessments, demands, claims, causes of action, including, without limitation, reasonable attorneys’, accountants’ and consultants’ fees and expenses and court costs.

7.4 Survival. The representations and warranties of each party made in this Agreement, and the corresponding right to bring a claim therefore, shall survive for a period of two years following the Closing.

7.5 Limitation of Claims. Notwithstanding anything in this Agreement to the contrary, (a) no right to indemnification shall arise until the aggregate Claims of the Aggrieved exceeds $10,000 and, in such event, the right to indemnification shall only exist with respect to Claims in excess of such amount, and (b) in no event shall either party have any obligation to indemnify the other party for amounts in excess of $50,000, except for matters to be paid pursuant to Section 4.1; provided, that the foregoing limitations shall not apply to breaches of representations or warranties made with an intent to defraud.

ARTICLE VIII
Miscellaneous Provisions

8.1 Costs and Expenses. Each party shall be responsible for its own costs and expenses incurred in the preparation and delivery of this Agreement and in connection with the transactions contemplated by this Agreement, whether or not consummated, including without limitation, the expenses of their own attorneys and accountants. If a party commences an action to enforce another party’s obligations under this Agreement, the party prevailing in such action shall be entitled to recover its reasonable attorney’s fees and costs incurred in such action.

8.2 Notices. Any notice, request, instruction or other communication to be given hereunder by either party to the other shall be given by hand delivery, facsimile, certified or registered mail (return receipt requested) or by overnight express service, addressed to the respective party or parties at the following addresses:

If to Seller:	SunStone Corporation
101 North Robinson, Suite 800
Oklahoma City, Oklahoma 73102
Facsimile: (405) 605-1281
Attention: P. Mark Moore, President

With a copy (which shall not constitute notice) to:

McAfee & Taft A Professional Corporation
Tenth Floor, Two Leadership Square
211 N. Robinson
Oklahoma City, Oklahoma 73102
Facsimile: (405) 235-0439
Attention: W. Chris Coleman

If to Purchaser:	Osage Exploration and Development, Inc.
2445 Fifth Avenue, Suite 310
San Diego, California 92101
Facsimile: (619) 677-3964
Attention: Kim Bradford, Chairman, President and CEO

or to such other address or addresses as either party may designate to the others by like notice as hereinabove set forth. Any notice given hereunder shall be deemed given and received on the date of hand delivery, the date on which confirmation of facsimile transmission is received if such receipt occurs during regular business hours and on the next business day if it does not occur during regular business hours, or three business days after deposit with the United States Postal Service, or one business day after delivery to an overnight express service for next day delivery, as the case may be.

8.3 Severability. If any provision of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

8.4 Parties in Interest. This Agreement shall inure to the benefit of and bind the parties and their successors and permitted assigns.

8.5 Further Assurances. After the Closing, upon the reasonable request of Purchaser, Seller shall execute, acknowledge, and deliver all such instruments and documents necessary to confirm, designate, and effect an orderly transfer to Purchaser of the Interest or otherwise reasonably necessary to carry out the transactions contemplated by this Agreement.

8.6 Modification and Waiver. No modification or amendment of this Agreement shall be effective unless it is in writing signed by Seller and Purchaser. No waiver of any provision of this Agreement, and no consent by any party to any departure therefrom, shall be effective unless in writing signed by the party to be bound thereby, and the waiver will only then be effective for the period and on the conditions and for the specific instances and purposes specified in such writing.

8.7 Assignment. Neither party may assign or otherwise transfer this Agreement without the prior written consent of the other party.

8.8 Captions. The captions in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, or describe the scope of this Agreement or the scope or content of any of it provisions.

8.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

8.10 Arbitration. Except as otherwise provided in this Agreement, in the event of any dispute hereunder, the parties agree that such dispute will be resolved only by arbitration, conducted in Oklahoma City, Oklahoma, by the American Arbitration Association (“AAA”), pursuant to its commercial arbitration rules as the same may be amended from time to time. Each party agrees to participate therein diligently and in good faith. Unless the parties otherwise agree, in any dispute involving more than $100,000, three arbitrators shall be employed. Otherwise, a single arbitrator shall be used. The determination made in any such arbitration shall set forth the reasons forming the basis for the determination and shall be binding upon the parties hereto and may be entered for judgment in any court of competent jurisdiction. Except as otherwise determined by the arbitrator(s), all fees and expenses of the arbitrator(s) and the AAA shall be borne equally by the parties.

8.11 Jurisdiction. The parties irrevocably submit to the jurisdiction of any state or federal court in Oklahoma City, Oklahoma, for purposes of enforcing the provisions of this Agreement.

8.12 Entire Agreement. This Agreement is the final expression of the entire understanding of the parties with respect to the subject matter of this Agreement and supersedes any prior agreements or understandings of the parties with respect to such subject matter. The parties have made no agreements, promises, warranties, covenants, or undertakings other than those expressly stated in this Agreement.

8.13 Construction. The rule of construction that an agreement is to be construed most strictly against the party who drafted the document is not applicable to this Agreement because all parties participated in the preparation of this Agreement.

8.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original of this Agreement, and all counterparts together shall constitute one agreement. The exchange of executed counterparts of this Agreement or of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Agreement and may be used in lieu of the original for all purposes.

8.15 Waiver of Jury Trial. THE PARTIES IRREVOCABLY WAIVE ANY RIGHT TO DEMAND THAT ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIP OF THE PARTIES BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY RIGHT TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE, INCLUDING THE CONSTITUTION OF THE UNITED STATES OR ANY STATE THEREIN, COMMON LAW, OR ANY APPLICABLE STATUTE OR REGULATION. THE PARTIES ACKNOWLEDGE THAT THEY ARE KNOWINGLY AND VOLUNTARILY WAIVING THEIR RIGHTS TO DEMAND TRIAL BY JURY AND THAT SUCH WAIVER IS A MATERIAL CONSIDERATION FOR ENTERING INTO AND PERFORMING THIS AGREEMENT.

[Signatures of the Parties Appear on Following Page]

EXECUTED as of the day and year first stated above.

SUNSTONE CORPORATION, an Oklahoma corporation

By:__________________________________
P. Mark Moore, President

OSAGE EXPLORATION AND DEVELOPMENT, INC., a Delaware corporation

By:____________________________________
Kim Bradford, Chairman, President and CEO

SCHEDULE 1
TO
MEMBERSHIP INTEREST PURCHASE AGREEMENT

1.
Unitization Agreement - Integral Plan for the Unified Exploitation of the Guadas Field Oil Structure Corresponding to the Dindal and Rio Seco Contracts by and among Ecopetrol, The GHK Company (“GHK”), Sociedad Internacional Petrolera S.A. (“Sipetrol”), Seven Seas Petroleum Colombia, Inc. (“Seven Seas”), Cimarrona Limited Liability Company (“Cimarrona”), and Petrolinson S.A. (“Petrolinson”).

2.	Association Contract by and between Ecopetrol, GHK and Petrolinson dated January 22, 1993 (Dindal Area).

3.	International Operating Agreement by and between GHK, Cimarrona, Esmeralda Limited Liability Company (“Esmeralda”), Sipetrol, Seven Seas and Petrolinson S.A. effective August 1, 1994 (Dindal Area).

4.	Contract of Partial Assignment of Interests, Rights and Obligations under the Dindal Association Contract.

5.	Association Contract by and between Ecopetrol and GHK (Rio Seco Sector) dated January 23, 1995.

6.	International Operating Agreement by and between GHK, Cimarrona, Esmeralda, Sipetrol, Seven Seas, and Petrolinson effective October 1, 1996 (Rio Seco Area).

7.	Contract of Partial Assignment of Interests, Rights and Obligations under the Rio Seco Association Contract.

EXHIBIT A

FORM OF WARRANT

EXHIBIT B

ASSIGNMENT OF MEMBERSHIP INTEREST

FOR VALUE RECEIVED, SUNSTONE CORPORATION, an Oklahoma corporation, does hereby transfer its entire membership interest in Cimarrona Limited Liability Company, an Oklahoma limited liability company (the “Company”), including all of its rights under the Company’s Operating Agreement, free and clear of all security interests, claims, encumbrances, trusts, pledges, and other encumbrances, to Osage Exploration and Development, Inc., a Delaware corporation.

This assignment is made pursuant to a Membership Interest Purchase Agreement dated as of April 7, 2008, and incorporates all of the terms, conditions, representations, warranties, and indemnities in that agreement.

EXECUTED EFFECTIVE as of April 1, 2008.

SUNSTONE CORPORATION, an Oklahoma corporation

By:__________________________________
P. Mark Moore, President

EXHIBIT C

FINANCIAL STATEMENTS